PLAN OF REORGANIZATION AND TERMINATION

THIS PLAN OF REORGANIZATION AND TERMINATION (“Plan”) is adopted as of August 25, 2011, by USAA MUTUAL FUNDS TRUST, a Delaware statutory trust (“Trust”), on behalf of the USAA Florida Tax-Free Income Fund (“Florida Fund”), and the USAA Tax Exempt Long-Term Fund series (“National Fund”), each a segregated portfolio of assets (“series”) thereof (each, a “Fund”). All agreements, covenants, actions, and obligations of a Fund contained herein shall be deemed to be agreements, covenants, actions, and obligations of, and all rights and benefits created hereunder in favor of a Fund shall inure to and be enforceable by, the Trust acting on the Fund’s behalf.

The Trust (1) is a statutory trust that is duly organized, validly existing, and in good standing under the laws of the State of Delaware, (2) is duly registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and (3) has the power to own all its properties and assets and to carry on its business as described in its current registration statement on Form N-1A. Each Fund is a duly established and designated series thereof.

The Trust wishes to effect a reorganization described in section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (“Code”), and intends this Plan to be, and adopts it as, a “plan of reorganization” within the meaning of the regulations under the Code (“Regulations”). The reorganization will consist of (1) the transfer of all of Florida Fund’s assets to National Fund in exchange solely for shares in National Fund (“National Fund Shares”), which have rights, powers, privileges, obligations, and other characteristics identical to shares in Florida Fund (“Florida Fund Shares”), and National Fund’s assumption of all of Florida Fund’s liabilities, (2) the distribution of those shares pro rata to Florida Fund’s shareholders in exchange for their Florida Fund Shares and in liquidation thereof, and (3) Florida Fund’s termination (collectively, “Reorganization”), all on the terms and conditions set forth herein

The Trust’s Trust Instrument (“Instrument”) permits it to vary its shareholders’ investment. The Trust does not have a fixed pool of assets—each series thereof (including each Fund) is a managed portfolio of securities, and USAA Investment Management Company, each Fund’s investment manager (“Adviser”), has the authority to buy and sell securities for it.

The Trust’s Board of Trustees (“Board”), including a majority of its members who are not “interested persons” (as that term is defined in the 1940 Act) thereof, (1) has duly adopted and approved this Plan and the transactions contemplated hereby and has duly authorized performance thereof on each Fund’s behalf by all necessary Board action and (2) has determined that participation in the Reorganization is in the best interests of each Fund and that the interests of the existing shareholders thereof will not be diluted as a result of the Reorganization.

1.           PLAN OF REORGANIZATION AND TERMINATION

1.1.           Subject to the requisite approval of Florida Fund’s shareholders and the terms and conditions set forth herein, Florida Fund shall assign, sell, convey, transfer, and deliver all of its assets described in paragraph 1.2 (“Assets”) to National Fund. In exchange therefor, National Fund shall—

(a)           issue and deliver to Florida Fund the number of full and fractional (rounded to the third decimal place) National Fund Shares determined by dividing the net value of Florida Fund (computed as set forth in paragraph 2.1) by the net asset value (“NAV”) of an National Fund Share (computed as set forth in paragraph 2.2), and

(b)           assume all of Florida Fund’s liabilities described in paragraph 1.3 (“Liabilities”).

Such transactions shall take place at the Closing (as defined in paragraph 3.1).

1.2.           The Assets shall include all cash, cash equivalents, securities, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on Florida Fund’s books, and other property owned by Florida Fund at the Valuation Time (as defined in paragraph 2.1).

1.3.           The Liabilities shall include all of Florida Fund’s liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Valuation Time (as defined in paragraph 2.1), and whether or not specifically referred to in this Plan, except Reorganization Expenses (as defined in paragraph 4.3.9), if any, borne by the Adviser pursuant to paragraph 5. Notwithstanding the foregoing, Florida Fund shall endeavor to discharge all its known Liabilities before the Effective Time.

1.4.           At or immediately before the Effective Time, Florida Fund shall declare and pay to its shareholders one or more dividends and/or other distributions in an amount large enough so that it will have distributed substantially all (and in any event not less than 98%) of its (a) “investment company taxable income” (within the meaning of section 852(b)(2) of the Code), computed without regard to any deduction for dividends paid, and (b) “net capital gain” (as defined in section 1222(11) of the Code), after reduction by any capital loss carryover, for prior taxable years and the current taxable year through the Effective Time.

1.5.           At the Effective Time (or as soon thereafter as is reasonably practicable), Florida Fund shall distribute the National Fund Shares it receives pursuant to paragraph 1.1(a) to its shareholders of record, determined as of the Effective Time (each a “Shareholder” and collectively “Shareholders”), in constructive exchange for their Florida Fund Shares, and shall completely liquidate. That distribution shall be accomplished by the Trust’s transfer agent opening accounts on National Fund’s shareholder records in the names of the Shareholders (except Shareholders in whose names accounts thereon already exist) and transferring those National Fund Shares to those newly opened and existing accounts. Each Shareholder’s newly opened or existing account shall be credited with the respective pro rata number of full and fractional (rounded to the third decimal place) National Fund Shares due that Shareholder. The aggregate NAV of National Fund Shares to be so credited to each Shareholder’s account shall equal the aggregate NAV of the Florida Fund Shares that Shareholder owned at the Effective Time. All outstanding Florida Fund Shares, including any represented by certificates, shall simultaneously be canceled on Florida Fund’s share transfer books. National Fund shall not issue certificates representing the National Fund Shares issued in connection with the Reorganization.

1.6.           As soon as reasonably practicable after distribution of the National Fund Shares pursuant to paragraph 1.5, but in all events within six months after the Effective Time, Florida Fund shall be terminated as a series of Trust and any further actions shall be taken in connection therewith as required by applicable law.

1.7.           Any reporting responsibility of Florida Fund to a public authority, including the responsibility for filing regulatory reports, tax returns, and other documents with the Securities and Exchange Commission (“SEC”), any state securities commission, any federal, state, and local tax authorities, and any other relevant regulatory authority, is and shall remain its responsibility up to and including the date on which it is terminated.

1.8.           Any transfer taxes payable on issuance of National Fund Shares in a name other than that of the registered holder on Florida Fund’s books of the Florida Fund Shares constructively exchanged therefor shall be paid by the person to whom such National Fund Shares are to be issued, as a condition of such transfer.

2.           VALUATION

2.1.           For purposes of paragraph 1.1(a), Florida Fund’s net value shall be (a) the value of the Assets computed as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the Business Day (i.e., a day on which the NYSE is open for regular trading) next preceding the Closing (“Valuation Time”), using the valuation procedures set forth in the Trust’s then-current prospectus and statement of additional information (“SAI”) and valuation procedures established by the Board, less (b) the amount of the Liabilities as of the Valuation Time.

2.2.           For purposes of paragraph 1.1(a), the NAV of a National Fund Share shall be computed as of the Valuation Time, using the valuation procedures referred to in paragraph 2.1.

2.3.           All computations pursuant to paragraphs 2.1 and 2.2 shall be made by the Adviser.

3.           CLOSING AND EFFECTIVE TIME

3.1.           Unless the Trust determines otherwise, all acts necessary to consummate the Reorganization (“Closing”) shall be deemed to take place simultaneously as of the close of business on January 27, 2012 (“Effective Time”). If, immediately before the Valuation Time, (a) the NYSE or another primary trading market for portfolio securities of either Fund (each, an “Exchange”) is closed to trading or trading thereon is restricted or (b) trading or the reporting of trading on an Exchange or elsewhere is disrupted so that, in the Board’s judgment, accurate appraisal of Florida Fund’s net value and/or the NAV of an National Fund Share is impracticable, the Valuation Time shall be postponed until the first Business Day when that trading has been fully resumed and that reporting has been restored and the Effective Time shall be postponed until the following Business Day. The Closing shall be held at the Trust’s offices or at such other place as the Trust determines.

3.2.           The Trust shall direct its fund accounting and pricing agent to deliver at the Closing a certificate of an authorized officer (a “Certificate”) verifying that the information (including adjusted basis and holding period, by lot) concerning the Assets, including all portfolio securities, as reflected on National Fund’s books immediately after the Closing, does or will conform to such information on Florida Fund’s books immediately before the Closing. The Trust shall direct the custodian of the Funds’ assets to deliver at the Closing a Certificate stating that (a) the Assets it holds will be transferred to National Fund at the Effective Time and (b) all necessary taxes in conjunction with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made.

3.3.           The Trust shall direct the Trust’s transfer agent to deliver at the Closing a Certificate (a) stating that its records contain the number of full and fractional outstanding Florida Fund Shares each Shareholder owns at the Effective Time and (b) as to the opening of accounts on National Fund’s shareholder records in the names of the Shareholders (except Shareholders in whose names accounts thereon already exist) and a confirmation, or other evidence satisfactory to the Trust, that the National Fund Shares to be credited to Florida Fund at the Effective Time have been credited to Florida Fund’s account on those records.

4.           CONDITIONS PRECEDENT

4.1.           The Trust’s obligation to implement this Plan on National Fund’s behalf shall be subject to satisfaction of the following conditions at or before (and continuing through) the Effective Time:

4.1.1.           At the Closing, the Trust, on Florida Fund’s behalf, will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer, and deliver the Assets free of any liens or other encumbrances (except securities that are subject to “securities loans” as referred to in section 851(b)(2) of the Code, or that are restricted to resale by their terms); and on delivery and payment for the Assets, the Trust, on National Fund’s behalf, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including restrictions that might arise under the Securities Act of 1933, as amended (“1933 Act”);

4.1.2.           Florida Fund’s current prospectus and SAI conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

4.1.3.           Florida Fund is not currently engaged in, and the Trust’s adoption and performance of this Plan and consummation of the Reorganization will not result in, (a) a conflict with or material violation of any provision of Delaware law, the Instrument or the Trust’s By-Laws (collectively, “Governing Documents”), or any agreement, indenture, instrument, contract, lease, or other undertaking (each, an “Undertaking”) to which the Trust, on Florida Fund’s behalf, is a party or by which it is bound or (b) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which the Trust, on Florida Fund’s behalf, is a party or by which it is bound;

4.1.4.           All material contracts and other commitments of or applicable to Florida Fund (other than this Plan and investment contracts, including options, futures, and forward contracts) will be terminated, or provision for discharge of any liabilities of Florida Fund thereunder will be made, at or prior to the Effective Time, without either Fund’s incurring any liability or penalty with respect thereto and without diminishing or releasing any rights the Trust, on Florida Fund’s behalf, may have had with respect to actions taken or omitted or to be taken by any other party thereto prior to the Closing;

4.1.5.           No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to the Trust’s knowledge, threatened against the Trust, with respect to Florida Fund or any of its properties or assets attributable or allocable to Florida Fund, that, if adversely determined, would materially and adversely affect Florida Fund’s financial condition or the conduct of its business;  and the Trust, on Florida Fund’s behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects Florida Fund’s business or the Trust’s ability to consummate the transactions contemplated hereby;

4.1.6.           The execution, delivery, and performance of this Plan have been duly authorized as of the date hereof by all necessary action on the part of the Board, which has made the determinations required by Rule 17a-8(a) under the 1940 Act; and this Plan constitutes a valid and legally binding obligation of Florida Fund, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights and by general principles of equity;

4.1.7.           Florida Fund incurred the Liabilities, which are associated with the Assets, in the ordinary course of its business;

4.1.8.           Florida Fund is a “fund” as defined in section 851(g)(2) of the Code; for each taxable year of its operation (including the taxable year that will end at the Effective Time), Florida Fund has met (or for that year will meet) the requirements of Part I of Subchapter M of Chapter 1 of Subtitle A of the Code (“Subchapter M”) for qualification as a regulated investment company (“RIC”) and has been (or for that year will be) eligible to and has computed (or for that year will compute) its federal income tax under section 852; and Florida Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

4.1.9.           Florida Fund is in the same line of business as National Fund is in, for purposes of section 1.368-1(d)(2) of the Regulations, and did not enter into that line of business as part of the plan of reorganization; from the time the Board approved the transactions contemplated hereby (“Approval Time”) through the Effective Time, Florida Fund has invested and will invest its assets in a manner that ensures its compliance with the foregoing and paragraph 4.1.8; from the time it commenced operations through the Effective Time, Florida Fund has conducted and will conduct its “historic business” (within the meaning of that section of the Code) in a substantially unchanged manner; from the Approval Time through the Effective Time, Florida Fund (a) has not disposed of and/or acquired, and will not dispose of and/or acquire, any assets (i) for the purpose of satisfying National Fund’s investment objective or policies or (ii) for any other reason except in the ordinary course of its business as a RIC and (b) has not otherwise changed, and will not otherwise change, its historic investment policies; and the Trust believes, based on its review of each Fund’s investment portfolio, that most of Florida Fund’s assets are consistent with National Fund’s investment objective and policies and thus can be transferred to and held by National Fund;

4.1.10.                      At the Effective Time, (a) at least 33⅓% of Florida Fund’s portfolio assets will meet National Fund’s investment objective, strategies, policies, risks, and restrictions, and (b) Florida Fund will not have altered its portfolio in connection with the Reorganization to meet that 33⅓% threshold;

4.1.11.                      To the best of the Trust’s management’s knowledge, at the record date for Florida Fund’s shareholders entitled to vote on approval of this Plan, there was no plan or intention by its shareholders to redeem, sell, exchange, or otherwise dispose of a number of Florida Fund Shares (or National Fund Shares to be received in the Reorganization), in connection with the Reorganization, that would reduce their ownership of the Florida Fund Shares (or the equivalent National Fund Shares) to a number of shares that was less than 50% of the number of the Florida Fund Shares at that date;

4.1.12.                      All issued and outstanding Florida Fund Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by the Trust and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; all issued and outstanding Florida Fund Shares will, at the Effective Time, be held by the persons and in the amounts set forth on Florida Fund’s shareholder records, as provided in paragraph 3.3; and Florida Fund does not have outstanding any options, warrants, or other rights to subscribe for or purchase any Florida Fund Shares, nor are there outstanding any securities convertible into any Florida Fund Shares;

4.1.13.                      At the Effective Time, Florida Fund will not be under the jurisdiction of a court in a “title 11 or similar case” (within the meaning of section 368(a)(3)(A) of the Code);

4.1.14.                      Not more than 25% of the value of Florida Fund’s total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers;

4.1.15.                      During the five-year period ending at the Effective Time, (a) neither Florida Fund nor any person “related” (as defined in section 1.368-1(e)(3) of the Regulations (“Related”), without regard to section 1.368-1(e)(4)(i)(A) thereof) to Florida Fund will have acquired Florida Fund Shares, either directly or through any transaction, Plan, or arrangement with any other person, with consideration other than National Fund Shares or Florida Fund Shares, except for shares redeemed in the ordinary course of Florida Fund’s business as a series of an open-end investment company as required by section 22(e) of the 1940 Act, and (b) no distributions will have been made with respect to Florida Fund Shares, other than normal, regular dividend distributions made pursuant to Florida Fund’s historic dividend-paying practice that qualify for the deduction for dividends paid (as defined in section 561 of the Code) referred to in sections 852(a)(1) and 4982(c)(1)(A) of the Code;

4.1.16.                      All federal and other tax returns, dividend reporting forms, and other tax-related reports (collectively, “Returns”) of Florida Fund required by law to have been filed by the Effective Time (including any properly and timely filed extensions of time to file) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on those Returns shall have been paid or provision shall have been made for the payment thereof except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect; to the best of the Trust’s knowledge, no such Return is currently under audit and no assessment has been asserted with respect to those Returns; and Florida Fund is in compliance in all material respects with applicable Regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares and to withholding in respect thereof and is not liable for any material penalties that could be imposed thereunder;

4.1.17.                      Florida Fund’s Statement of Assets and Liabilities (including Schedule of Investments), Statement of Operations, and Statement of Changes in Net Assets (collectively, “Statements”) at and for the fiscal year (in the case of the last Statement, for the two fiscal years) ended March 31, 2011, have been audited by Ernst & Young LLP (“Auditors”) and are in accordance with generally accepted accounting principles consistently applied in the United States (“GAAP”); and those Statements present fairly, in all material respects, Florida Fund’s financial condition at their respective dates in accordance with GAAP, and there are no known contingent liabilities of Florida Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP at either such date that are not disclosed therein; and

4.1.18.                      Since March 31, 2011, there has not been any material adverse change in Florida Fund’s financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by Florida Fund of indebtedness maturing more than one year from the date that indebtedness was incurred; for purposes of this subparagraph, a decline in NAV per Florida Fund Share due to declines in market values of securities Florida Fund holds, the discharge of Target liabilities, or the redemption of Florida Fund Shares by its shareholders shall not constitute a material adverse change.

        4.2.            The Trust’s obligation to implement this Plan on Florida Fund’s behalf shall be subject to satisfaction of the following conditions at or before (and continuing through) the Effective Time:

4.2.1.           No consideration other than National Fund Shares (and National Fund’s assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

4.2.2.           The National Fund Shares to be issued and delivered to Florida Fund, for the Shareholders’ benefit, pursuant to the terms of this Plan, (a) will have been duly authorized by the Trust and duly registered under the federal securities laws (and appropriate notices respecting them will have been duly filed under applicable state securities laws) at the Effective Time and (b) when so issued and delivered, will be duly and validly issued and outstanding National Fund Shares and will be fully paid and non-assessable by the Trust;

4.2.3.           National Fund’s current prospectus and SAI conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

4.2.4.           National Fund is not currently engaged in, and the Trust’s adoption and performance of this Plan and consummation of the Reorganization will not result in, (1) a conflict with or material violation of any provision of Delaware law, the Governing Documents, or any Undertaking to which the Trust, on National Fund’s behalf, is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which the Trust, on National Fund’s behalf, is a party or by which it is bound;

4.2.5.           No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to the Trust’s knowledge, threatened against the Trust, with respect to National Fund or any of its properties or assets attributable or allocable to National Fund, that, if adversely determined, would materially and adversely affect National Fund’s financial condition or the conduct of its business; and the Trust, on National Fund’s behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects National Fund’s business or the Trust’s ability to consummate the transactions contemplated hereby;

4.2.6.           National Fund is a “fund” as defined in section 851(g)(2) of the Code; for each taxable year of its operation (including the taxable year that will end at the Effective Time), National Fund has met (or for that year will meet) the requirements of Subchapter M for qualification as a RIC and has been (or for that year will be) eligible to and has computed (or for that year will compute) its federal income tax under section 852; and National Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

4.2.7.           National Fund is in the same line of business as Florida Fund was in preceding the Reorganization, for purposes of section 1.368-1(d)(2) of the Regulations, and did not enter into that line of business as part of the plan of reorganization; following the Reorganization, National Fund will continue, and has no intention to change, that line of business; and at the Effective Time, (a) at least 33⅓% of Florida Fund’s portfolio assets will meet National Fund’s investment objective, strategies, policies, risks, and restrictions and (b) National Fund will have no plan or intention to change its investment objective or any of its investment strategies, policies, risks, or restrictions after the Reorganization;

4.2.8.           Following the Reorganization, National Fund (a) will continue Florida Fund’s “historic business” (within the meaning of section 1.368-1(d)(2) of the Regulations) and (b) will use a significant portion of Florida Fund’s “historic business assets” (within the meaning of section 1.368-1(d)(3) of the Regulations) in a business; moreover, National Fund (c) has no plan or intention  to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, and (d) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

4.2.9.           National Fund has no plan or intention to issue additional National Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does National Fund, or any person Related to National Fund, have any plan or intention to acquire—during the five-year period beginning at the Effective Time, either directly or through any transaction, Plan, or arrangement with any other person—with consideration other than National Fund Shares, any National Fund Shares issued to the Shareholders pursuant to the Reorganization, except for redemptions in the ordinary course of such business as required by section 22(e) of the 1940 Act;

4.2.10.                      All issued and outstanding National Fund Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by the Trust and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; and National Fund does not have outstanding any options, warrants, or other rights to subscribe for or purchase any National Fund Shares, nor are there outstanding any securities convertible into any National Fund Shares;

4.2.11.                      There is no plan or intention for National Fund to be dissolved or merged into another corporation or a business trust or any “fund” thereof (within the meaning of section 851(g)(2) of the Code) following the Reorganization;

4.2.12.                      Assuming satisfaction of the condition in paragraph 4.1.14, immediately after the Reorganization, (a) not more than 25% of the value of National Fund’s total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

4.2.13.                      National Fund does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it directly or indirectly owned at any time during the past five years, any shares of Florida Fund;

4.2.14.                      Before or pursuant to the Reorganization, neither National Fund nor any person Related to National Fund will have acquired Florida Fund Shares, directly or through any transaction, agreement, or arrangement with any other person, with consideration other than National Fund Shares;

4.2.15.                      All Returns of National Fund required by law to have been filed by the Effective Time (including any properly and timely filed extensions of time to file) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on those Returns shall have been paid or provision shall have been made for the payment thereof except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect; to the best of the Trust’s knowledge, no such Return is currently under audit and no assessment has been asserted with respect to those Returns; and National Fund is in compliance in all material respects with applicable Regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares and to withholding in respect thereof and is not liable for any material penalties that could be imposed thereunder;

4.2.16.                      National Fund’s Statements at and for the fiscal year (in the case of its Statement of Changes in Net Assets, for the two fiscal years) ended March 31, 2011, have been audited by Auditors and are in accordance with GAAP; and those Statements present fairly, in all material respects, National Fund’s financial condition at their respective dates in accordance with GAAP, and there are no known contingent liabilities of National Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP at either such date that are not disclosed therein;

4.2.17.                      Since March 31, 2011, there has not been any material adverse change in National Fund’s financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by National Fund of indebtedness maturing more than one year from the date that indebtedness was incurred; for purposes of this subparagraph, a decline in NAV per National Fund Share due to declines in market values of securities National Fund holds, the discharge of National Fund liabilities, or the redemption of National Fund Shares by its shareholders shall not constitute a material adverse change; and

4.2.18.                      If the Reorganization is consummated, National Fund will treat each Shareholder that receives National Fund Shares in connection with the Reorganization as having made a minimum initial purchase of such shares for the purpose of making additional investments therein, regardless of the value of the shares so received.

4.3.           The Trust’s obligation to implement this Plan on each Fund’s behalf shall be subject to satisfaction of the following conditions at or before (and continuing through) the Effective Time:

4.3.1.           No governmental consents, approvals, authorizations, or filings are required under the 1933 Act, the Securities Exchange Act of 1934, as amended (“1934 Act”), or the 1940 Act for Trust’s execution or performance of this Plan, except for (a) the filing with the SEC of a registration statement on Form N-14 relating to the National Fund Shares issuable hereunder, and any supplement or amendment thereto (“Registration Statement”), including therein a prospectus and information statement (“Prospectus/Statement”), and (b) such consents, approvals, authorizations, and filings as have been made or received or as may be required subsequent to the Effective Time;

4.3.2.           The fair market value of the National Fund Shares received by each Shareholder will be approximately equal to the fair market value of its Florida Fund Shares constructively surrendered in exchange therefor;

4.3.3.           The Trust’s management (a) is unaware of any plan or intention of Shareholders to redeem, sell, or otherwise dispose of (i) any portion of their Florida Fund Shares before the Reorganization to any person Related to either Fund or (ii) any portion of the National Fund Shares they receive in the Reorganization to any person Related to National Fund, (b) does not anticipate dispositions of those National Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Florida Fund as a series of an open-end investment company, (c) expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be de minimis, and (d) does not anticipate that there will be extraordinary redemptions of National Fund Shares immediately following the Reorganization;

4.3.4.           The Shareholders will pay their own expenses (such as fees of personal investment or tax advisers for advice concerning the Reorganization), if any, incurred in connection with the Reorganization;

4.3.5.           The fair market value of the Assets will equal or exceed the Liabilities to be assumed by National Fund and those to which the Assets are subject;

4.3.6.           At the Effective Time, there will be no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

4.3.7.           Pursuant to the Reorganization, Florida Fund will transfer to National Fund, and National Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, Florida Fund held immediately before the Reorganization; for the purposes of the foregoing, any amounts Florida Fund uses to pay its Reorganization Expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions in the ordinary course of its business required by section 22(e) of the 1940 Act and (b) dividends and other distributions declared and paid to ensure Florida Fund’s continuing qualification as a RIC and to avoid the imposition of fund-level tax) will be included as assets held thereby immediately before the Reorganization;

4.3.8.           Immediately after the Reorganization, the Shareholders will not own shares constituting “control” (within the meaning of section 304(c) of the Code) of National Fund;

4.3.9.           None of the compensation received by any Shareholder who is an employee of or service provider to Florida Fund will be separate consideration for, or allocable to, any of the Florida Fund Shares such Shareholder held; none of the National Fund Shares any such Shareholder receives will be separate  consideration for, or allocable to, any employment Plan, investment advisory Plan, or other service Plan; and the consideration paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services;

4.3.10.                      No expenses incurred by Florida Fund or on its behalf in connection with the Reorganization will be paid or assumed by National Fund, the Advisor, or any other third party unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) (“Reorganization Expenses”), and no cash or property other than National Fund Shares will be transferred to Florida Fund or any of its shareholders with the intention that such cash or property be used to pay any expenses (even Reorganization Expenses) thereof;

4.3.11.                      All necessary filings shall have been made with the SEC and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the parties to carry out the transactions contemplated hereby; the Registration Statement shall have become effective under the 1933 Act, no stop orders suspending the effectiveness thereof shall have been issued; the SEC shall not have issued an unfavorable report with respect to the Reorganization under section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under section 25(c) of the 1940 Act; and all consents, orders, and permits of federal, state, and local regulatory authorities (including the SEC and state securities authorities) either Investment Company deems necessary to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain same would not involve a risk of a material adverse effect on the assets or properties of either Fund, provided that either Investment Company may for itself waive any of such conditions;

4.3.12.                      At the Effective Time, no action, suit, or other proceeding shall be pending (or, to the Trust’s best knowledge, threatened to be commenced) before any court or governmental agency in which it is sought to restrain or prohibit, or to obtain damages or other relief in connection with, the transactions contemplated hereby;

4.3.13.                      The aggregate value of the acquisitions, redemptions, and distributions limited by paragraphs 4.1.11, 4.2.9, and 4.2.14 will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Florida Fund at the Effective Time;

4.3.14.                      The Trust shall have called a meeting of Target’s shareholders to consider and act on this Plan and to take all other action necessary to obtain approval of the transactions contemplated hereby (“Shareholders Meeting”); and

4.3.15.                      The Trust shall have received an opinion of K&L Gates LLP (“Counsel”) as to the federal income tax consequences mentioned below (“Tax Opinion”). In rendering the Tax Opinion, Counsel may assume satisfaction of all the conditions set forth in this paragraph 4, may treat them as representations and warranties the Trust made to Counsel, and may rely as to factual matters, exclusively and without independent verification, on those representations and warranties and, if Counsel requests, on representations and warranties made in a separate letter addressed to Counsel (collectively, “Representations”). The Tax Opinion shall be substantially to the effect that, based on then-existing law and the facts and assumptions stated therein and conditioned on the Representations’ being true and complete at the Effective Time and consummation of the Reorganization in accordance with this Plan (without the waiver or modification of any terms or conditions hereof and without taking into account any amendment hereof that Counsel has not approved), for federal income tax purposes:

(a)           National Fund’s acquisition of the Assets in exchange solely for National Fund Shares and National Fund’s assumption of the Liabilities, followed by Florida Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Florida Fund Shares, will qualify as a “reorganization” within the meaning of section 368(a)(1)(C) of the Code, and each Fund will be “a party to a  reorganization” within the meaning of section 368(b) of the Code;

(b)           Florida Fund will recognize no gain or loss on the transfer of the Assets to National Fund in exchange solely for National Fund Shares and National Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Florida Fund Shares;

(c)           National Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for National Fund Shares and its assumption of the Liabilities;

(d)           National Fund’s basis in the Assets will be the same as Florida Fund’s basis therein immediately before the Reorganization, and National Fund’s holding period for the Assets will include Florida Fund’s holding period therefor;

(e)           A Shareholder will recognize no gain or loss on the exchange of all its Florida Fund Shares solely for National Fund Shares pursuant to the Reorganization; and

(f)           A Shareholder’s aggregate basis in the National Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Florida Fund shares it actually or constructively surrenders in exchange for those National Fund Shares, and its holding period for those National Fund Shares will include its holding period for those Florida Fund Shares, provided the Shareholder held them as capital assets at the Effective Time.

Notwithstanding subparagraphs (b) and (d), the Tax Opinion may state that Counsel expresses no opinion regarding the effect of the Reorganization on the Funds or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

5.           EXPENSES

Florida Fund shall bear any brokerage and similar expenses incurred in connection with the Reorganization, and National Fund shall bear the costs of registering the National Fund Shares to be issued to the Shareholders. Subject to satisfaction of the condition contained in paragraph 4.3.10, all costs of the Shareholders Meeting, including the costs of soliciting proxies, legal and accounting fees in connection with the Reorganization and the other costs of the Reorganization shall be borne by the Florida Fund. If Florida Fund’s shareholders do not approve this Plan or the Reorganization does not close for any other reason, the Florida Fund shall bear all the costs of the transactions contemplated hereby. Notwithstanding the foregoing, expenses shall be paid by the Fund directly incurring them if and to the extent that the payment thereof by another person would result in that Fund’s disqualification as a RIC or would prevent the Reorganization from qualifying as a tax-free reorganization.

6.           TERMINATION

The Board may terminate this Plan and abandon the transactions contemplated hereby, at any time before the Effective Time, if circumstances develop that, in its opinion, make proceeding with the Reorganization inadvisable for either Fund.

7.           AMENDMENTS
The Board may amend, modify, or supplement this Plan at any time in any manner, notwithstanding Florida Fund’s shareholders’ approval thereof; provided that, following that approval, no such amendment, modification, or supplement shall have a material adverse effect on the Shareholders’ interests.

8.           MISCELLANEOUS

8.1           This Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

8.2           Nothing expressed or implied herein is intended or shall be construed to confer on or give any person, firm, trust, or corporation other than the Trust (on the Funds’ behalf) and its successors and assigns any rights or remedies under or by reason of this Plan.

8.3           Notice is hereby given that this instrument is adopted on behalf of the Trust’s trustees solely in their capacities as trustees, and not individually, and that the Trust’s obligations under this instrument are not binding on or enforceable against any of its trustees, officers, shareholders, or series other than the Funds but are only binding on and enforceable against the respective Fund’s property. The Trust, in asserting any rights or claims under this Plan on either Fund’s behalf, shall look only to the other Fund’s property in settlement of those rights or claims and not to the property of any other series of the Trust or to those trustees, officers, or shareholders.

8.4           Any term or provision of this Plan that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms and provisions hereof in any other jurisdiction.